Exhibit 107

Calculation of Fee Filing Tables

Form S-1

(Form Type)

Cycurion, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Equity	Common stock, par value $0.0001 per share	457(c)	4,972,380	(4)	$2.90	$14,419,902	$0.00013810	$1,991.39

Total Offering Amounts						$14,419,902		1,991.39

Total Fees Previously Paid						—

Total Fee Offsets						—

Net Fee Due								$1,991.39

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The fee is calculated by multiplying the aggregate offering amount by $0.00013810, pursuant to Section 6(b) of the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported prices of Common Stock as reported on The Nasdaq Stock Market LLC on December 18, 2025.

(4)	Consists of: (i) 1,657,460 shares of common stock issuable upon exercise of the Pre-Funded Warrant purchased by Armistice Capital Master Fund Ltd. in the Private Placement; and (ii) 3,314,920 shares of common stock issuable upon the exercise of the Warrant purchased by Armistice Capital Master Fund Ltd. in the Private Placement. Capitalized terms not herein defined shall have the meanings assigned to them in the registration statement.